Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Cross Country Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Newly Registered Securities
	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	5,000,000	$20.63	$103,150,000.00	$92.70 per $1,000,000	$9,562.01	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-
	Total Offering Amounts		$103,150,000.00		$9,562.01
	Total Fees Previously Paid				-
	Total Fee Offsets				-
	Net Fee Due				$9,562.01

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low prices per share of common stock as reported on The Nasdaq Global Market on March 7, 2022.